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Hess Corporation
(Name of Registrant as Specified In Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

RODNEY F. CHASE

HARVEY GOLUB

KARL F. KURZ

DAVID McMANUS

MARSHALL D. SMITH

WILLIAM B. BERRY

JONATHAN R. MACEY

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Transcript from April 30, 2013 Elliott Associates, L.P. and Elliott International, L.P. Town Hall Meeting for Hess Corporation.

Reassess Hess Town Hall Meeting April 30, 2013

Corporate Speakers

•	Quentin Koffey	Elliott Associates	Associate Portfolio Manager
•	John Pike	Elliott Associates	Senior Portfolio Manager
•	Rodney Chase	BP	Former Deputy Group Chief Executive
•	Karl Kurz	Anadarko	Former COO
•	Harvey Golub	American Express	Former Chairman & CEO
•	David McManus	Pioneer Natural Resources	Former EVP

PRESENTATION

Quentin Koffey:  All right, perfect, thank you.  Thanks, everybody, for coming today.  The purpose of this town hall today is to introduce the shareholder nominees to all shareholders.  My name is Quentin Koffey. I’m joined by senior portfolio manager John Pike from Elliott.

The agenda today is really first, we’re going to start with about 15 minutes of prepared remarks walking through what our thesis is, why as a shareholder we’re nominating directors and then, we’re going to have an hour for open questions and any questions anybody has for the nominees.

So the reason why we’re here today is because despite 17 years of underperformance Hess consistently insists on dodging the issue and therefore will never fix it.  This is a company more concerned with admitting no fault than delivering returns to shareholders.

This isn’t about our plan or Hess’s plan or any plan.  This is about accountability. That’s exactly what shareholders want and that is precisely what Hess is trying to avoid.  And as a perfect example of this, you can look at page 33 of the company’s own presentation.  Here, the company states it’s outperforming and it compares itself to the S&P.  Let’s look at the S&P, let’s look at the date that Elliott announces its intent to nominate directors.

Let’s look at the price of oil and you can see Hess is underperforming.  Let’s look at integrated peers.  These are peers selected by Hess itself.  You can see Hess underperforming.  Hess’s own proxy peers, again selected by Hess itself, or revised peers similar to the proxy peers for just those who have less US natural gas exposure, similar to Hess.

The point is simple, Hess has consistently underperformed any relevant metric over any time period and yet, the company’s own materials, Hess is either unaware of it, denies it, or worse, tries to camouflage it.

This company has a lack of proper governance and a sense of accountability to shareholders for so long that something as simple as measuring stock performance is muddled.  This consistent underperformance and the company’s inability to address it is exactly what this vote on May 16th is about.

Hess’s response has been to insist that nothing is wrong and to promise some transactions and divestitures and throw up some new nominees that concur with what Hess states is a longstanding plan of the company.

But that’s not what the shareholders want.  What shareholders want are long-term economic returns, returns that compound over many years.  And yet, that will never come without accountability at this organization.

Consistent returns only come once the failure of process that led some nearly two decades of underperformance is addressed.  As we said, this is not a vote about a series of transactions.  This isn’t a vote about whether to spin the Bakken.

This is a vote about shareholders delivering a clear message to Hess, and that message is that Hess is a public corporation.  It should not be run as a private company in deference to a family and at the expense of 90% of shareholders.

Elliott management is a shareholder.  We own over 4.5% of the stock that’s valued at over $1 billion.  It’s our largest initial equity investment in our 36-year history.  The size of our investment shows and demonstrates the potential we believe this company has.

We’ve always been clear.  We think this company has terrific assets.  We think it could be worth more than $120 a share.  We’ve talked about its a tremendous acreage position in the Bakken, we have mentioned its terrific conventional assets such as ValHall or Akume.  And yet, Hess has consistently failed to deliver returns to shareholders.

Why?  The company lacks a strategy and that lack of strategy needs a persistent operational issues and undisciplined capital allocation.  That in turn leads to a need for restructurings and Hess had had many, and they’ve all been ineffective and led to actually need for even more restructurings and so today, we’re under our seventh.  And all of this, all of these issues have been enabled by flawed governance at this company.

Frankly, Hess has a scattered organization.  It’s been in four times as many countries as its peers of similar size.  And yet, Hess persists with this theme of being a major of having the portfolio of the major.  Hess is not a major.  It’s a fraction the size of a major.  And if it persists with this strategy, it will only be subscale in every basin that it competes.

And this lack of strategy it leads to persistent operational issues, whether it’s Bakken well cost is growing out of control, we saw it last year in 2012 and it still remaining above the peer average. Whether it’s the company’s inability to run a rig program commensurate with its acreage position and, therefore, resulting in decelerating production growth. Or, what the Wall Street Journal wrote on this morning which is, Hess has failed ability to enter the Eagle Ford through an ill-conceived JV, in which company lost nearly $800 million and what was the — one of most prolific resource plays discovered in the US over the last few years.

And it’s led to capital allocation issues.  The company has lost $4 billion in exploration.  That is nearly 20% of its market cap.  The company has lost nearly $7 billion in hedging, nine times worse than its peers.  And perhaps most emblematic of the lack of discipline at this company is the fact that it engages in proprietary trading.

Let’s be clear, we’re not talking about hedging of production, we’re not talking about Hetco, the hedge fund that Hess owns and also has frankly no place at Hess.  This is the third bucket.  This is the corporate office speculating with shareholder capital and losing shareholder capital.

So all of this is led to a need for restructurings and it was 10 years ago the Goldman Sachs asked: “Will perpetual restructuring mode ever end at Hess?”  And the answer has clearly been, no.  We’re now under our seventh restructuring.  And every single one of these has only led to underperformance.  And even the seventh restructuring has no certain beginning date, no clear end date.  First we were told 2008 then we are told 2009.  Today, we’re told 2010, and the end date, again, a moving target.

And all of these issues stem from a failed board, a failure of governance at the board level.  It’s outrageous.  While shareholders receive 460% underperformance, the board and management receive $540 million, over $0.5 billion in compensation.

The director tenure at this company: unheard of.  The average tenure of a non-management director with stepping down from the board of Hess is 17 years.  There has never — not once ever been an independent director on the board of Hess with oil and gas operating experience.

Family executors have always been the lead independent director at this company.  And the board is staggered.  Out of our 14-member board, only five seats are coming up for election this year.  Shareholders have consistently asked to destagger this board and it’s been blocked by John Hess.

His problems aren’t new.  They don’t just date back to the middle of 2012, when well costs blew out of control in the Bakken.  And they don’t just date back in the beginning of 2012, nor to 2006, or 2004, or 2003, or 2002, or all the way back —  it was in 1997 that Paine Webber said, “Hess continues to be the perennial turnaround story.”

As a shareholder, this is what we are told to have confidence in today — this turnaround — that is somehow different and that we should pay no attention to the last 17 years.  It’s clear, all of us recognized this, these issues are deeply rooted, these issues are longstanding at this company.

They’re not solved by a few promised divestitures.  Whether it has owned retail or doesn’t own retail gasoline stations, it does not solve these problems.  And let’s not forget, shareholders have been asking for change for years.  Some shareholders have simply sold the stock and we’ve had the resulting underperformance at Hess’s equity.

Other shareholders have withheld votes from directors and the withhold rates are astronomical.  Other shareholders have attempted to destagger the board and have objected to compensation via say on pay votes, with Hess ranking 427th out of 450 companies in the S&P with these votes.

And what has Hess done in response to shareholders asking for change?  Not a single incumbent director retired from the board and John Hess blocked destaggering.

So now, under the bright lights of a proxy campaign, we see Hess reacting.  But it is in its reaction that there is clear evidence that Hess is not solving any of its fundamental issues.

As you can see here, and as we discussed, the company denies underperformance.  This is unassailable fact that the company has underperformed and yet they mislead shareholders by saying, “We’re doing great.”  The company denies capital allocation or execution issues, saying, “Execution has clearly been outstanding.  And our portfolio, it’s delivering synergies.”

And also quite concerning is the fact that the company purposely misleads shareholders on nominee compensation.  Nominee compensation is a public agreement.  It’s filed.  Anybody can look at it.  It’s about a nine-page document.  It’s simple.  It is $30,000 for every 1% that Hess outperforms its peers over three years.

There is no discretion from Elliott.  There is no link to any strategic action or step.  There’s no link to Elliott’s P&L.  Fellow shareholder Relational, in addition to supporting all the nominees here, also supports this compensation and it’s said so publicly.  Third party governance experts have looked at this compensation and opined on it and said that it’s beneficial for all shareholders.

As well, Hess has announced a few divestitures and Hess at the same time said, it always intended to do so.  That statement does not comply with the record, and frankly, it calls into extreme question, the credibility of this board and CEO.

In November of 2012 and January of 2013, Hess said energy marketing and retail were long-term strategic parts of the portfolio.  A few weeks later, they announced their divestiture and said, “We’ve always intended to do so.”

They told shareholders the exact same thing about the Bakken midstream assets and they told shareholders the same thing about all of these divestitures.  This is not accountability.  These are the statements of a company that believes it can get away with telling shareholders anything it wants to.

And let’s not forget that it was only after being confronted with this world-class slate of nominees that Hess finally began to react and yet, even in its reaction, it’s only five members of this 14-member board that are up for election.

This entire board should stand for election but John Hess blocked that.  And I think shareholders should take note and it’s extremely telling that the only five incumbent directors to resign are the five that were up for election this year.

And who are they replaced by?  They found nominees and selected them based on the fact that they concurred with the plan put in place by this incumbent board.  This is backwards.  The point of independent directors is to form strategy with the management team.

And what we have here is, you know, what we want is step one, independent directors come onto the board.  Step two, those independent directors once on the board, work with management to come up with a strategy and then hold management accountable to execute that strategy.

At Elliott, we have always been clear from our very first communication through to today.  These nominees are completely independent.  They have not signed off on any plan.  They have not agreed to any idea.  They will form their own views on what’s best for this company.  They have had no input into any of Elliott’s materials.  Why, because they’re independent.

Meanwhile, Hess’s disregard for the role of independence is glaring.  The new lead independent director shockingly announced in March of 2013 is just as independent as the last one, both joint executors of the Hess family estate, both receiving millions of dollars directly from John Hess and his family.

Perhaps the best way to articulate the damage that comes to shareholders from the company’s refusal to address its failure process is this one simple metric.  This is a company of roughly 24 billion market cap.  It has roughly a $6 billion CapEx budget.

That means that a quarter of your investment in Hess as a shareholder is reinvested every single year.  You could think of this board as approving a substantial acquisition every single year as they go forward.

The discipline, the rigor, the intellectual honestly, the ability to have true postmortems and figure out where capital has gone correctly and where it’s gone to bad returns is what will determine shareholder returns as we move forward.

And so ask yourself as shareholders, what confidence can shareholders have that the process of allocating capital at Hess has changed?  Let’s not forget it was only under the bright lights of a proxy contest that we saw Hess lurch from no change to a few announced divestitures and some nominees.

But what will happen on May 17th?  What will happen after the bright lights of the proxy contest go off?  We know it will happen.  We’ve seen it for years.  Hess will not listen to shareholders.  No incumbent directors stood down and John Hess blocked destaggering.

And so back to the question that all shareholders should be asking themselves, what confidence can we have that the process of allocating capital at Hess has changed, what confidence can shareholders have that execution at Hess has changed, and frankly, what confidence can shareholders have that anything fundamental has been addressed by Hess?

The best indication of what someone would do is to look at what they have done.  Hess has terrific assets and the company could be worth over $120 a share.  But to achieve great returns from great assets, we as shareholders, need an independent board focused on delivering returns to shareholders.

That is exactly why we have put forward these nominees for your consideration, that is exactly why these nominees have stood forward and that’s why we’re still excited to introduce them to you today.

So with me are Rodney Chase, former Deputy Group CEO at BP.  He’s led nearly every major division within BP; Harvey Golub, former CEO and chairman of American Express, a legend in the business community, credited as one of the greatest turnarounds in corporate history; Karl Kurz, former COO of Anadarko, part of the team that led the turnaround of Anadarko earlier in this decade and one of the great turnarounds in E&P industry; David McManus, former executive vice president of Pioneer, helped execute that’s been called a text book repositioning of a portfolio and probably competes with Karl and Anadarko on what was the greatest turnaround of the E&P company in the last decade — we’ll let them debate that.

And Mark Smith, unfortunately, Mark can’t be here today, but Mark is senior vice president and chief financial officer of Ultra Petroleum.  Ultra is known as one of the lowest cost operators in the US resource play.  Mark brings skills of benchmarking and continuous improvement that would be a terrific benefit to Hess in the Bakken.

These individuals not only have exceptional operating careers but they also have exceptional board level experience as you’ll see in their bios.  But most importantly, these individuals will carry the message of shareholders that Hess needs change.  And as independent directors, they will represent all shareholders and help to move Hess forward to recouping a tremendous value.

So to kick it off for the discussion, we’re going to ask each nominee to introduce themselves and answer why they stepped forward to the board of Hess.  Rodney, would you mind kicking off?

Rodney Chase:  Good afternoon, ladies and gentlemen.  My name is Rodney Chase.  I am a long-time member of the energy industry, oil and gas industry: nearly 40 years with BP, spent that career in four different continents including a five to six year spell in the United States, leading BP’s business here in the United States.

I did have the opportunity in BP to run both the upstream oil and gas exploration business of BP as well as the refining and marketing downstream business.  Retirement in BP at least for Brits is mandatory at 60, at least it was when I was thrown out.

So for the last nine or 10 years, my career has switched to the other side of the board table and I’ve had the opportunity to work as an independent director on a number of boards — boards on both sides of the Atlantic, boards in this industry, as well as in other industries.

And I have like many people, tried to learn the important, but very different responsibilities that fall on an independent director.  It’s not the same job as running the company.  It is a crucial job of oversight, and in that job, one has to be both knowledgeable and attentive, but also to some degree strongly-minded, independently-minded to take a position that is in the best interest of stockholders and not just the comfortable one.

When I was approached by Elliott to ask whether I would be happy to join them as a shareholder nominated candidate for this board, once I found out the name of the company, I was really enthusiastic.

It’s a company that has a really important place in the industry’s history.  I’ve worked with them over many years in different roles and different parts of the world.  And I felt that it was a real privilege to be potentially considered as a candidate.

Now, most of us — all of us here — are more used to being considered as candidates for the board by the internal nominating committee process inside of boardroom rather than directly by shareholders.  It’s a different role.  It’s been an exciting role but still remains a huge privilege to have the opportunity to be considered the service and one I look forward to very much.

Karl Kurz:  Good afternoon.  My name is Karl Kurz.  We’re going to go from a British accent to a Texas accent, okay?  I’ve been in the energy business for now about 30 years, 27 years in the public side of oil and gas companies and three years in the private equity side.

I’m a reservoir engineer, petroleum engineer by training.  I spent a lot of time in reservoir engineering, production engineering, operations engineering.  I started out of school at a company called Atlantic Richfield, which a few of you all may remember.

And then I sat on a company called Vastar Resources, and Vastar Resources was a really exciting little gas company.  They spun out a couple billion dollar market cap basically to the fourfold performance on the stock price in a flat gas market of 225 MMBtu at the time.  BP bought Vastar out and I went to work for Anadarko.  I left the Anadarko in the spring of 2009 as chief operating officer.

My career in energy sector has been split between upstream work and midstream and marketing work.  I’m also now independent director on two public boards, SemGroup Corporation, which is a C corp midstream company that has a sponsor-backed MLP, that we created a couple of years ago called Rose Rock Midstream.  And I’m also an independent director on a company called Global Geophysical, that’s a little seismic company.

My interest in Hess came when it was basically revealed what — who the company was,  that Elliott was targeting, I knew, just like Rodney, from my history.  Hess had been a chronic underperformer on either assets.  I know they’re split between international and domestic and I had a strong view of what we’ve done.

I thought it was very similar to what we’ve walked into Anadarko in early 2000s — a lack of focus on capital discipline, poor performance on exploration, poor performance in execution and just a company that really had to figure out what they did well and will keep doing it and stop doing what you were doing poorly.  It’s a pretty simple model.

So when I saw the opportunity for Hess and then other piece on Hess excited me is I’m pretty passionate about cultural redesign and known a lot of employees at Hess.  I think they would love to have opportunity to turn their company the top quartile performer and I don’t think it would be that hard with the right type of governance.

Harvey Golub:  Yes, thank you.  My name is Harvey Golub.  And to indicate the further diversity of this board, you’ll now hear from somebody with a — with a Brooklyn accent.

Most — most of my — most of my business career has been spent at McKinsey where I left as a director in the 1984 to join American Express first to manage one of its operating subsidiaries, IBS in Minneapolis and almost a decade later to become president and then CEO of American Express.  And I retired about 10 years ago at age 62.

Prior to retiring and subsequent to it, I had served as either chair or as a director on a number of corporations.  And so I understand how boards work, I understand how to make them work more effectively.  And I understand from my prior experience as a CEO how the CEO can help the board do a better job or not as he or she chooses.

When Elliott approached me about this, I was intrigued by the cost of what I knew about Hess’s performance over a period of time and it struck me that this would be a very interesting business to get involved in and try to make a difference in its performance.

I decided to join this dissident slate after some due diligence.  I had been asked before to join dissident slates.  I’d always turn them down.  What was different here was that the board was not tied to the strategy that was being suggested by the people who are leading the dissidence and that we would be completely independent.

And secondly, there was the sufficient critical mass of five of us that if change could happen and could be let effectively we would have enough people to lead that process and to help make it happen in as collegial way as possible.

David McManus:  Okay, I’m David McManus.  From Brooklyn back to Britain and just to test your listening skills, you’ll hear a Scottish accent for a few minutes now.

My background is, I consider myself a veteran oil and gas man.  I’ve been in the business for 38 years now, spread quite evenly between working for the majors and Shell, working for the integrated companies.

I was going out at Atlantic Richfield and BG Group.  And for the last seven years with an independent, when I was executive vice president with Pioneer Natural Resources.

So I consider myself to be pretty much an international specialist, but given the time that I spent with American companies and particularly with Pioneer, I understand the resource plays quite well too.

I don’t think there’s a place that Hess operates in and particularly in the international arena that I have not had direct experience of also.  I understand the politics, I understand the geology and understand some of commercial realities of dealing with these places.  And together with that, I’ve had a huge amount of M&A experience along the way.

What excited me about Hess really was the fact that I believe in Hess we have the company that is continually punched below its weight.  I think there was hidden value in the company, they’ve got some great assets.  I think we’ve got some great people, outside of some of those people in the past.

But perhaps along the way, for many years now, it lost its sense of direction.  And I felt with my background, with my experience, you know, that I could add tremendous value to the discussions and debates in the boardroom.  For the last nine years, I’ve had public board experience so I understand the difference between being an executive and being a non-executive.

And the other intriguing feature for me was I’ve been along this journey before actually in Pioneer.  Pioneer about five years ago, we had a potential proxy fight with South Eastern.  They wrote to the board, they wrote to the company, they saw the change of directorships, they saw the change in strategy.

But in a paradoxical way, relative to what Hess has done, Pioneer engaged with Southern — South Eastern and then we brought them in, they sat with the executive team, they sat with the board, we listened to their story, they listened to our story.

And, you know, a settlement was reached and a compromise was found and a way forward is found and we introduced the new board members into Pioneer board.  And quite frankly from day one, there was — harmony within the group, there were a lot of new questions being asked, probing questions being asked, but it was not divisive.  So I thought with my background and experience there that I could also add some value.  Thank you.

Quentin Koffey:  Leading the Q&A session will be my colleague, John Pike.

QUESTION AND ANSWER SESSION

John Pike:  So, you know, we’re going to start the Q&A session by asking two or three questions that we received from shareholders who can’t be here today and then we’ll ask the audience to ask questions.

We’re going to ask you that you limit your questions, at least in the first instance, to one question so we can hear from as many shareholders as possible.  And if we have time, we’ll go back around and folks can ask follow-ups.

Actually, I’m going to answer the first question that we have received from a number of shareholders which is, is voting confidential?  And yes, voting is absolutely confidential to the extent you’re one of these few shareholders who doesn’t hold your shares and street name, voting is confidential.

So the first question and I think it makes sense for each of you to address this.  What made you want to be part of a dissident slate?

Rodney Chase:  Well, John, in my case, it was a desire to try and ensure that a company that deserves to be a strong competitive performer in a very important industry gets back to the sort of strength that it has every right to be at and that people who own it get the sort of returns that they have the right to achieve.

I think that from the study and the research that I’ve done here, the problems can be rectified primarily by improving the culture inside the boardroom.  It’s the boardroom culture that provides the leadership to the people who are given the delegated responsibility to run the company.

The boardroom needs to give a lead, a lead on being committed, on being accountable, on driving the culture of accountability throughout the whole company, plus the fact that I think I’m reasonably well qualified to be a member of such a boardroom.

John Pike:  Karl?

Karl Kurz:  Sure.  For me, it was — you know, when I get the phone call from the executive recruiter saying there is a dissident board slate being put together and you’ll be a part of it.  And I was like, “No.  I’ve been called and asked that before.”

And he’s a friend of mine.  He said, “You know, you need to look at this.  This one is different.”  I’m like, “How is it different?”  And they kind of laid out the strategy of five independent directors , nobody from the firm. Their whole desire was just such a situation that just good corporate governance would create a great return for the shareholders that they just wanted five good directors from the board.  That intrigued me.

And then when it — when it was revealed to me the company name, you know, I got excited, similar to what Rodney was saying.  There is just a great opportunity here to create value for the shareholders.

And I’ve been part of a couple turnarounds now, with SemGroup Corp which was a bankrupt company that brought up bankruptcy and it’s just didn’t run well, with Anadarko and it is a lot of fun and it’s very rewarding to take underperforming companies and to see them transform into high-performing entities that is great from the shareholders, you get love from the shareholders and you, a lot of, you know, appreciation from the employees too.

Harvey Golub:  Harvey.  I’ve covered some of this but — so I’ll summarize it a slightly different way.  What first picked my interest was the — was the opportunity to help take an underperforming company and make it an outstanding company.

This is something that I enjoyed doing and I thought this would be an interesting place to do it without the requirement that we either adhere to somebody else’s strategy that has already been developed or the requirement to deal with a financial emergency.

In the last — in the last few years, I had done that.  I am one of the board of AIG and then was chair at AIG, and that was a situation that required major restructuring in an emergency situation and I didn’t want to go through that again.  This is not an emergency.  It has time to — the situation has time to be developed.

What has added to the interest over time is that I’ve gotten to know the other — the other people who are being considered now for election by you all.  I have a great deal of more confidence that together we’ll be able to help make the changes needed at the board and then perhaps in the company, to the extent they’re needed as well with men, now, that I’ve gotten to know reasonably well and like and trust, and I think collectively, we can bring a lot to this party.

David McManus:  The key for me was independence.  You know, I remember the first discussion I had with Elliott.  They asked me what I wanted to know about Elliott and what I wanted to know about Elliott’s plans to the company.

And I said, I’d like to hear a little bit more about Elliott, but I didn’t really want to hear too much about Elliott’s plans.  And up till now, we’ve been just as you guys are, we’ve been recipients of Elliott’s plans and Elliott’s ideas.

The reason I wanted to stay away from Elliott’s plans is because independence was key to me and I would not have — I think I speak for all the nominees here, none of us would have stood here to just be messenger boys for execution of an Elliott plan.  So independence was very key to me.

But more so and just to repeat what I’ve said before, I think the fact is that we have a company here which has underperformed for a number of years, not just for a few — not just for a year or two but for a number of years.

We know the assets, we know the assets very well, we know some of the people in the company too.  And I just felt that a shot in the arm to Hess was needed and I felt that, you know, with my talents and with my experience and alongside the other candidates sitting in this podium today, there is a tremendous opportunity to turn this company around and make it a great success.

John Pike:  Just a housekeeping note, when folks ask questions, we’re not going to ask that you introduce yourselves, but, to the extent you have a particularly difficult question, there are cards in front of you, we can collect them and they can be asked anonymously.

So the second question I’ve received is: As a shareholder, while you have impressive backgrounds, I’ve heard that your presence is outsiders could be disruptive to the board.  And again, just because it’s been suggested several times, I think it makes sense for everyone to respond to that.

Rodney Chase:  Well, I don’t think it’s — I don’t think it’s a fear, a reasonable fear, that shareholders should have at all.  I think that most of us here have the experience of joining boards, some experience which is based on understanding boardroom dynamics, understanding the critical importance of getting the right balance between the collegiate necessity for a board to operate as a unity, but the importance of having constructive tension within the board, such that diverse and desperate views are heard, are encouraged, are debated along with the management inside the boardroom.

So, one of my very first personal considerations on this was, did I feel that I could and would want to potentially join a board where on day one, there would be anxiety particularly from the members of the board that already stood there at the arrival of people who come in through an unfamiliar door.

I don’t believe that.  I believe that my own commitment, my own experience, my own bias as a human being will be to seek consensus very quickly, consensus in a constructive way that is for making sure that the board works functionally and in an effective way, whilst being able to contribute from my experience, different questions, different points of view which will enrich the board debate.

Karl Kurz:  Being a southern gentleman that I am, I can imagine myself ever being divisive to a board.

You know, the thing that I always — we get asked that question a lot and I struggle with — why would we think there’d be, you know, a division amongst the board.  I realized this is a highly contested proxy fight, but once this thing is decided and if we’re not ready to walk in, our desire should be exactly the same desires as the other board members.

I would hope that day one is the best thing for the stakeholders at Hess which are the employees and the shareholders.  And so my belief is if people are relying in their ultimately goal, that’s great.

And one thing we always preach in my career at Anadarko and at Vastar was: group knowledge is better than individual knowledge.  And I think group knowledge has been lacking at the board level at Hess because of lack of deep oil and gas experience.

And also diversity of opinions is important as long as there is unity of purpose.  And I think that’s what’s been missing, that good technical attention that can occur diverse opinions but with unity of purpose.

Harvey Golub:  Well, I’m not sure there is much I can add to those points.  My assumption is that the other people on the board have the interest of the company at heart.  And should the shareholders elect us in sufficient numbers, they will recognize that the owners of the company want additional people on the board and different — some different thinking on the board and I think the more likely to be cooperative and work well with us as we intend to work as well as we can with them.

There may be a problem in the board.  I would hope not.  And I think all of us are dedicated to do everything we can to make sure that we do work in as collaborate ways as possible to improve the performance of the company.

David McManus:  Yes, as I mentioned earlier before, I’ve seen board that some parts of the board have been replaced by new incumbents coming from — coming from a pseudo proxy fight.  And as I said before, I’ve seen all of that being harmonized very rapidly after the board sits down and — sits down discussing the relevant issues.

So I don’t actually think, you know, when you sit back and think about it, the board have a duty to the shareholders, they may have a loyalty to the incumbent management team, but they’ve got a duty to the shareholders.

And providing we are going in and asking intelligent questions for all being a little in areas that they perhaps never been asked to answer to in the past, but if we ask — asking intelligent questions and we can demonstrate that we’re acting in the best interest to shareholders, but I don’t think it will be divisive at all.

And in fact, you know, I got to know the guys in the panel here.  Karl and I have different views as to, you know, what’s the right thing and the wrong thing to do to with company.  His background is he built a business in Anadarko which — Anadarko is a very successful international business.  Pioneer got a rerating of the stock when it focused on becoming a pure play resource play in the US and divesting the international business.

There’s probably no right or wrong answer here.  The key is to have different perspectives in the boardroom discussing these issues and getting a cohesive strategy developed within the company.  And in my mind, I think the board, the news guys and the incumbent board, should welcome any new ideas and new perspectives into those discussions.

John Pike:  So one more question before we open it up to the room.  This is what Hess announced on March 4th enough, what more could you as a dissident slate brings to the table?

Rodney Chase:  Well, what they announced, as we heard from Quentin a little earlier, was a series of statements of intent.  But what we’re judging this against is a direct record of execution, implementation, of commitment to standing by undertakings given.

I think that what shareholders have a right to expect is that what Hess and the board should be committing to today is to change the culture inside that boardroom and, therefore, throughout the company more sharply to a high-performing accountable enterprise.

John Pike:  David, could you weigh in as well?

David McManus:  Yes.  The honest answer is we don’t know if it’s enough.  We haven’t got enough detail at the moment.  We haven’t seen their internal analysis.  You know, one of the first things we’re going to do if we are appointed is to — is to have a very deep grained look at their internal analysis.

Again, going back to my Pioneer days, one of the first tasks that I have to do was to report back to the board and give an honest and objective opinion about this international asset, and that was pretty tough because I was criticizing some of the decisions the board has just made in the prior two years.

So the fact is we — I don’t know if it’s enough but — and I think Quentin said this in his introduction at the beginning here — selling a few assets does not change, inherently change the actions of the company.

And it’s — it just maybe papering over the cracks of the company.  I think it’s a step in the right direction.  But I don’t — I think there must be a valid question about sustainability here.  So I would — I would agree with Rodney, it’s all about accountability, it’s all about living with your promises.

I’d say from what I’ve seen there is a danger that, you know, the promises are made, they get through May the 16th and then it goes back to its bad old ways.  So I don’t know whether it’s enough or not but I simply like to think that there is some more hidden value in the company that can be unlocked.

John Pike:  Great.  So with that, do we have any questions from the audience?

Audience Member:  My name is Joe Iny.  And how come we have not been able to start a dialogue with management up to this time and so close to the election. It’s — it’s really an anomaly, and it leads me to think that if you are elected to the board that — would your skills be enough to reach a consensus within the Board then and not have a situation where it’s Republicans against Democrats and you are stuck at an impasse.

It’s really an anomaly that there was no rapprochement between you and the company and not an organized dialogue started.

John Pike:  Right.  So the question is, you know, why has there been a formal dialogue and will that impact the ability of the directors — the shareholder nominees if elected to do their job and affect change.  Maybe I can just give a little context and then we can turn it over to the directors.

In early January, we had a 90-minute conversation with the company with Mr. Jay Wilson, the head of I.R., and we asked questions. And for the last half of that conversation we presented, you know, some of our ideas and thoughts as to, you know, why perhaps the company was trading so far below intrinsic value.

And, you know, we talked about Hetco, we talked about are they too scattered — is there not enough focus, you know, is the composition of the portfolio optimal?  You know, what could be done to refocus the exploration program.  And the response — I guess, I can’t say that it was shocking based on what we had been told we should expect, but the response was yeah, yeah, yeah, we hear it all the time from shareholders, not going to do it; John Hess won’t do it — period.  That was not followed by because you here is our strategy or because you hear why those ideas don’t make sense.

So quite honestly, we took that as — that was not an optimistic signal at that point.  So not wanting to have the process of finding these five nominees subverted, we continued on that process and on — I believe it was July or — I’m sorry, January 25th, we sent the company a letter informing them that we were prepared to nominate directors for election at the next annual meeting.  And I think it’s worth noting that that is not an 8-K event.

Often what happens in that context — to your point — is that the company will reach out to us, a dialogue can begin, you know. Frankly, Elliott has been around for 36 years.  We’ve been closed for much of that.  We’re not looking to raise funds.  Credit means very little to us.  You know, we are all about return.  So if a lot of what could have been accomplished could have been the company’s ideas, that would have been perfectly fine with us.  But instead of reaching out to us the following Monday, on the 28th at 8:31 a.m., the company announced the divestment of its terminal business.  And at 8:32 they put out a press release that they had received a notice from Elliott that it intended to nominate directors.

And so, frankly, we had to be prepared for that, so we came public with our materials next day on the 29th.

There has not been any contact between us and the company since then.  They had not reached out to us.  We have not reached out to them.  Perhaps there is a time and a place for that, but — I mean, look, given the company’s refusal to acknowledge that there are problems, that there are cultural issues, that there has been underperformance, that capital allocation is a problem, it remains to be seen if those discussions can be productive.

But I guess, with that history it’s a bit of the same question, so maybe we could hear from Karl like I do feel that that would — that would — ancient history will impact your ability to be effective?

Karl Kurz:  This battle is between Elliott and Hess.  It’s not between these nominees and Hess.  So if there’s ill-will if this slate is elected, I hope it’s directed toward Elliott and not towards us because we are —

John Pike:  We’d be used to it.

Karl Kurz:  — we are independent directors.  I didn’t know who Elliott was until I me these guys.  And that’s why I’m a little bit taken back, I think, and maybe it’s sort of naïve on my part.  But I do believe once this thing is over and if we’re elected, adults will behave as adults and we’ll work together to create the greatest amount of the value for the shareholders of Hess.  I just believe that in my heart that that’s what we’ll do, that’s my intent and that’s why I’m willing and want to serve on this board.

John Pike:  We have one more perspective.  Harvey?

Harvey Golub:  There is very little to add to that.  I have no ill-will toward anybody on the board or to the company.  I have not been involved and would not be involved in any discussions that have taken place or could take place between Elliott and Hess Management to resolve the issues that they have.

Once this selection takes place and shareholders have spoken — and if we’re elected we’ll be on the board and we’ll work with the other directors in the best way possible in the interest of the company.

I would guess that they will as well.  And that whatever acrimony exist between Hess and Elliott has nothing to do with me, has nothing to do with us.

John Pike:  Very good question though.

Unidentified Audience Member:  Yes, I understand that and that makes great sense.  But just logic tells me, wouldn’t it be more comfortable if you guys got the same compensation as the other directors just to put you on the same playing field so that everybody’s friends because what I worry about, Elliott, I don’t know how this thing works because I’m not familiar with — maybe you guys are familiar with this hostile stuff.

So at the end of the day, you guys, when they own the stock, they write you a check at the end of three years or whatever is, I couldn’t understand it.  And then is Elliott — are you guys affiliated with Elliott or you just get a check from them?  And then can Elliot just sell their stock if they want.  I so want to end up being a bad holder, so how will I prevent that?

Karl Kurz:  You know, it’s transparent.

Unidentified Audience Member:  Tell me how that works.  Will you guys would know that compensation?

Karl Kurz:  Go ahead.  You give the details of the plan

John Pike:  I mean, just to go over the nuts and bolts of the arrangement.  So the arrangement is simple pay-for-performance.  So for every 1% that the stock outperforms the company’s own proxy peers — and these are the peers against which management’s compensation is set.

For every 1% of the company outperforms those same proxy peers, the nominees will receive $30,000 at the end of their three-year term.  And that is the beginning and the end of the arrangements.  There is no tie to any suggestion that Elliott made.  There’s absolutely no discretion on the part of Elliott.  There is no tie to Elliott’s P&L.  There is no tie to the size of Elliott’s position.  It is a simple and straightforward pay-for-performance arrangement.  But —

Karl Kurz:  I just want to emphasize.  To me, the performance units that are now being handed out to Hess’s executive management and, I assume, farther down into the management layers are based on the same peer group, so we are completely aligned to generate three-year outperformance versus the peer group as John Hess and his team is, according to their performance units — it’s alignment.  And that’s why I like the program when it was explained to me.

Unidentified Audience Member:  (inaudible).

Karl Kurz:  I’m sorry?  Say again.

Unidentified Audience Member:  All the directors will get the same payment from you guys.

John Pike:  No, that arrangement — I mean, look, we said that we think this is a good theme for shareholders and the company should adopt it and should adopt it for the entire board.  And quite, honestly, if they took over the obligation from Elliott, the three happiest people in the room will be sitting right here.  But we think it is an aligning mechanism, and we have suggested and do believe that the company should adopt it for the rest of this board.

I mean, I think it’s worth noting that giving the long-standing tenure of the board members that they have accumulated substantial quantities of stock while the shares have underperformed dramatically: 460% over the currency of tenure.  And so they also have a very substantial equity interest in the company.  In fact, I mean, if you do the math, the economic return for each 1% outperformance for the average of the rest of the incumbent board would be $40,000.

So I don’t think that there will be a wild disparity in how directors are economically benefited from the stock price outperforming.

Unidentified Audience Member:  (inaudible).

John Pike:  I’m sorry?  If we prevail?

Unidentified Audience Member:  (inaudible) your stock.

John Pike:  No, I mean, look.  As we said in our materials, we think there is substantial upside here, and we think that we’re — I mean, you’re on the same business as we are.  It’s hard to find very attractive positions that can compound over long periods of time, so we are very committed with the help of the slates.  We think there’s tremendous upside, and we intend to see it through.

So we have another — before I go to the cards, anyone else for a live question?

Unidentified Audience Member:  Would you sell the stock if you lose?

John Pike:  Would we sell the stock?  We’d have to reassess at that point, I mean, like there are — we think there are great assets in this company, but I think we’ve made very clear in our materials that there are also deeply rooted problems at the company.  We would have a concern that a victory for the company slate would be a strong vote for the status quo and a strong vote that people are finding John Hess that he’s on the right track.

So this question is directed at Harvey: Thank you for spending time with us.  One of the few criticisms of this slate is the tie to Elliott.  Could you address how independent you plan to operate?  They singled you out.

Karl Kurz:  This gets him going.  Watch out.

Harvey Golub:  Completely.  I have no ties to Elliott.  I, unfortunately, don’t have any money under management by them.  I think I would have been better off had I done that.

In my entire business career, I have been independent and will continue to be independent.  I’ll make my own judgments.  I’ll try to persuade others of my point of view and give them an opportunity to persuade me.

I will be interested to, if elected here, to actually go through the Elliott material and see what points of view the Hess people would have about that same material and the same thoughts that were in there, and I’ll make my own judgments about what I think ought to happen and communicate those — not to Elliott, but to the board.

John Pike:  So the next question is, what is your personal view of John Hess as chairman and CEO? Rodney?

Rodney Chase:  Nice softball for me.  Here’s a number of statements I’ll make before coming to any conclusion.  The first is for anybody to run a global company for as long as John is a hell of an achievement just to survive, just to put all the energies, it’s a long, long time — 15 years.  The number of people who have been able to manage the stamina to keep running a company for that many years is a very short list of people.

I think secondly, anybody running a company is affected by his or her achievements along the way, achievements measured in this public market every day by all kinds of supporters and critics.

The achievements of this company in this last few weeks have been represented in starkly different ways.  On the one hand, you heard Elliott’s perceptions of the achievements, and you probably have seen materials which portray the story in John’s own words.

I think by the due diligence that I have done that the leader of this company over the last 15 years has a lot to answer for to the shareholders.  It has not gone well for the shareholders.  And I would be surprised if that leader — if this vote goes this way, I would be surprised if this leader is looking forward to the prospect of another five years or 10 years running this company.

It’s a heck of a long time to try and lead any company even if it’s going well.  And therefore, I think, whilst, I’m not in the boardroom and I don’t know what discussions they have been having.  It would be astonishing to me if there have been no discussions whatsoever about the succession issue and when it should come up.  It may be several years away.  I have no way of knowing.  Unless you’re in this board, you do not know.

But I think that it is clearly an issue that the board stimulated by this particular proxy vote, it’s an issue which this board is going to have to address in the coming months.

John Pike:  Right.  So another question from the audience.

Any specifics on when strategy split international operations committing to maintain an investment grade balance sheet?  So I’m going to paraphrase.  How do you feel about the international portfolio that’s placed in the company?  And how do you feel about financial strength, financial flexibility and balance sheet?  Karl?

Karl Kurz:  The role of the international portfolio in the company, this is where Dave and I go back and forth and have different experiences.

At Anadarko, we had great success financially.  What we did we were very purposeful in sitting down with some intellectual integrity and then some post-mortems that weren’t inquisitions but basically, let’s go learn from our mistakes and restructure how we’re going to go about operating internationally.

We determined what we are very good at executing onshore unconventional resource plays.  We’re also very good exploring in the deep water and we’re very good at major project implementation in deep water.  So we said let’s take what we’re good at and take it internationally.  So as you look today at Anadarko, you see the exploring deep water areas and their major project expertise of installing deepwater facilities and hubs and platforms is being mirrored from the Gulf of Mexico to the East Africa, West Africa, Brazil, South China Sea.

So that’s kind of the strategy — now with Hess.  I don’t know if there’s — I just can’t see what they have determined that they’re good at and want to pursue and duplicate in other places.

I see an assortment of international assets of varying degrees of exploration types, varying degrees of operation types, and varying degrees of operation types and varying degrees of development.

We also believe in Anadarko, we can only handle a finite number of major projects like that.  We didn’t have the human capital, the size that we’ll be able to tackle a large number of big major multi-billion dollar projects.  So you all see Anadarko’s history a lot of selling of success, a lot of exploration projects that got sold to keep our human capital in the right balance.

I think the way Hess is constructed right now, I’m not sure they have that ability to basically — if they had a lot of success to be able to fund or manage those in turn.

John Pike:  David?

David McManus:  Yes, just to add a few other thoughts there, too.  Countless experience in Anadarko was different from Pioneer’s experience.  Pioneer, traditionally, had a lower 48 onshore oil and gas player.  And we — at some points in our history of Pioneer’s history, we danced with the idea of being a deepwater West African explorer, and we were not very successful.

What we were successful at doing was assessing the situation and stopping the blood loss.  And we exited West Africa, and we probably saved quite a few hundred million dollars, avoiding costs as I call it.

So the important thing is really about focus and understanding where to make money, understanding where our strengths are, we’ve had a lot of questions in the past about where do we think Hess’s real strengths are.  And I have to say it’s a very difficult question to answer.  The answer is I don’t know.  It’s hard to determine what they really are.  They seem to be a jack of all trades.

We have elements of — from my background, when Pioneer got out of the international business and it declared to the market, it was going to be a focused resource player in the US  We got a major rewriting in our stock price.  Stock price was as low as 16, it is now at a $120 in Pioneer.

The market like the repeatability of the consistency of playing in resource plays in the US.  I think the market undervalues the international business.  I think they probably get a haircut because of the — I have to describe it only as an abysmal track record in exploration, where they have blown away $4 billion over the last few years.

Why did they continue with that program?  Who was there?  Who was probing them, asking them to stop or change direction?  Those are the kind of questions that I think the board need to be accountable for.  So I think the international business may have a place long-term in the company, but it really has to focus and get better at doing deals.

John Pike:  So this is a question that was sent in by a shareholder that couldn’t be here.  As five of 14 directors, as s minority of the board, what do you think you can accomplish?

Rodney Chase:  Can I get this?  The honest answer is a lot.  I think that five people inside a boardroom of that size do represent, does represent, a significant voice, especially if it’s a group of people who bring for the first time considerable collective experience inside the industry, the ability not only to understand the industry, its competitive elements, but also challenging us the questions in as positive a way as possible of the management team.

I think if you were — if I were on the board of the other nine members, and the next board meeting found five new people coming into the board room as a result of this quite contentious proxy debate that’s been going on here of the vote that’s about to take place, it’s inconceivable to me that that wouldn’t change the way that the board saw that it had to function going forward.

So I think that it’s enough people to change the tenor, because it’s experienced people.  I think it would change the ability to consider the future strategy of the company and to begin to introduce this accountability that we’ve all talked about here today.

It’s not a dominant number.  It’s not a majority and, therefore, in that sense, I think, in my opinion, it’s a good first step to getting the board changed.  And I think that my expectation if this were to be voted in by the shareholders is that it would lead quite quickly to change in the way the whole board saw its responsibilities and function.

John Pike:  Yes, Karl?

Karl Kurz:  When I think about it, I circle back to the lack of oil and gas experience on that board.  So when there’s a discussion about well cost in the Bakken, and we’re out of line.  We’re too high compared to our peers.  We’ve got Oasis, we got Continental that are 30 percent lower than us, what are we going to do about it?  Well, we change our sand probe.  We’re going to frac with regular sand versus ceramic. Everybody else is using ceramic or resin-coated or we’re going to switch to regular sand.

I don’t know how a board member can understand the implications of that decision.  It can lower your cost very significantly, but you could be sacrificing lots of long-term performance.

The beauty of this industry and also the frustrations of the industry is it’s pretty easy usually to find out what is going wrong if you just start asking the right questions.  I know at Anadarko only got with a probing charge of the US onshore operations.  We had a horizontal play in Southeast Texas that was way over budget on every well.

And I went to the field and I walked out to the tool shed and I met with this driller, probably never graduated from high school but sitting there on the drilling rig his whole life.  He’s probably about 78 years old, and I said, “Why are we over budget on every one of these wells?”  He says, “That’s because of you guys.  And so what do I mean by you guys, you guys from the tower.”

He says, “You put out a plan for a 4,000-foot lateral on this well.  And when I get to 38,000 feet on that lateral and my bits worn out, and I make the trip for a new bit to get that last 200 feet, I have to do it because that’s the plan you put out.”  And I said, “You’re kidding me.”  He goes, “No.”

And then when I run in that new bit and it’s cutting pay like crazy, I get to 4,000 feet, you guys tell me how to stop.  And I can keep going for two days and cut another 800, 900 feet a hole.

Just communication, cultural issues like that are huge in understanding how to improve performance to the company.  And it takes — I mean, oil and gas business, you guys know, is a unique business.  And the lack of experience at the board level, I think is being married in the performance of the company.  And I have to believe five new directors, four with deep oil and gas experience, could really influence that board and educate them on the right questions to ask.

John Pike:  So the next question is how are you different than the opposing slate.  I think just to —

Rodney Chase:  I’m from Texas.

John Pike:  Yes.  That’s good enough for us.  So to make this —

David McManus:  Don’t worry — the rest of us compensate for that.

John Pike:  I think to make this less awkward for the nominees, I’m going to present Elliott’s view on this.  We believe whether you look at oil and gas experience, whether you look at experience managing and running unconventional programs, whether you look at turnarounds of major US corporations, whether you look at repositioning E&P portfolios, whether you look at the ability or the insight and experience that comes from running every major division of a super major or, with Mark Smith who he is not here, a deep focus on running and managing a rig program in a low-cost resource play environment, that our nominees have the skills that this board and this company are in desperate need of.

I mean, if you allow me just to walk through the two slates, as you know here, we have Rodney Chase who ran every major business at British Petroleum in his 40-year career at the company, he retired as the deputy group CEO.  And he led the formation of the highly profitable TNK joint venture.  The company has put forward Bill Schrader who is the COO of that joint venture.

Harvey Golub, former chairman and COO of American Express, credited with, not our words, the greatest turnaround in American public corporation history.  I mean, they are literally Harvard Business School case studies written about what he achieved at that company.

We have quotes in some of our materials.  You don’t have to take our word for it.  And Warren Buffett has spoken about what Harvey did in American Express in more than one of the shareholder letters.  But the company put forth John Krenicki, former vice-chairman of G.E.

We have Karl Kurz, the former chief operating officer of Anadarko who is part of Jim Hackett’s team that led one of the great repositionings and restructuring of an E&P company in the last decade.

The company put forward Dr. Kevin Meyers, former senior vice-president of E&P of the Americas for ConocoPhillips, a position he held for 18 months.  Prior to that, Dr. Meyers ran conventional assets in Alaska for most of his career.

Dave McManus who, as was alluded to earlier, you know, kind of competes with Karl for the most effective and value-creating repositioning of an E&P company in the last 10 years at Pioneer.

The company put forward Dr. Mark Williams, former downstream director from Royal Dutch Shell.

And again Mark Smith couldn’t be here today.  He is the senior vice-president and chief financial officer at Ultra Petroleum, which runs one of the lowest cost rig programs in the resource play environment.

And opposite him we have Fredric Reynolds, former executive vice-president and CFO of CBS Corporation.

So when we look at the nominees that we put forward, we think that, to us, it is clear that they possess the skills, the experience, and the outside perspective that this board needs.

With that long-winded introduction, Harvey, anything to add on that?

Harvey Golub:  I will add something.  All of those facts are interesting but not as dispositive.  In my experience I’m probably now 20 corporate boards.  The background of people have less to do with their effectiveness, putting aside the technical knowledge that people need, which is I think substantial in an energy company.

The way a board operates is more a function of how the directors ask questions, probe, the degree to which they are satisfied or not with the responses, the degree to which they can sense when an elephant tusk is being raised or facts are being presented.  It is in the subtleties of how people think.  It’s the nuances in how they work with others, very difficult to tell by just lookimg at the biography, very easy to see when you’re actually working with these people on a board.

David McManus:  Can I just add a piece, John?  I think the big difference really between us and it I think is unfair to kind of compare and contrast individual to individual.  Collectively, if we have voted in, collectively, this is a vote for change.  And if you — elect the current nominees put out by Hess it’s a vote for the status quo, and I think that’s the fundamental difference between the two slates that are being put up here.

We will go in with the mandate from the shareholders because we will be appointed by the shareholders.  And I think that’s the huge difference between the two slates.

John Pike:  Do we have any questions — any live questions from the audience?  Right.  So the question is, are Hess’s problems in the Bakken really a board-level issue?  I think what he’s trying to get at is, is it an operational issue or is it a board level issue?  Let’s start with Harvey.

Harvey Golub:  I’m going to raise a level of abstraction here.  This company has underperformed its peers over every time period up to 17 years that we can examine.  We don’t know the underlying reasons for that underperformance, but it has to be some combination of flawed strategy or flawed execution or inadequate people.  There is some combination of that.

The asset in the Bakken may be a part of the problem, but it’s not underlying the problem.  The problem is deeper rooted than that.  Over this kind of period of time, it’s not an accident.  Seventeen years of underperformance is not an accident.  It’s not a statistical aberration.  It’s not something that is possible unless there are flaws in this strategy and execution of people.  And it is part of the job of the board not to develop a strategy but to probe it and approve it.  It is not the job of the board to actually manage the execution of the task, but it is the job of the board to make sure that the capabilities in the company are sufficient to do that.

It is not the job of the board to actually fill any one of these jobs, but it is the job of the board to make sure that the company has processes in place to identify and keep high performers and to set great people who are not.  Those are the jobs of the board.  And those jobs cannot be delegated.

John Pike:  I received another question from the audience.  Low-hanging fruits.  I guess, I’m going to restate the question as, are there things that — given your being on the outside of the company with a lack of all the information that a sitting board member would have, are there things that you might think about addressing or trying to understand very quickly?  Karl?

Karl Kurz:  You had hit on some of it, the exploration program.  We had similar issues at Anadarko.  We sat down.  We had a post-mortem, some intellectual inquiry about what we’re good at, what we weren’t good at.

We had a propensity of real high working interest rate wells, and we changed our model.  And so we’re going to not drill any exploration wells owning over 50 percent or explorations go out and test the market.  And you can’t find somebody external that likes your prospect.  Then we’re going to shelf it for the time being and put it on the backburner.

And one of the best test of an exploration prospect is to see if the market likes it — so if you can find a partner that will pay part of it or promote you in that well.  It’s such a great test on your strategy there.  So exploration is one.

We mentioned the proprietary trading.  I mean, it just doesn’t belong in an oil and gas company, I mean — so it’s — I’m sorry.  It shouldn’t belong — that’s a quick hitter. But the underperformance by Hess, I’ll never forget John Lewis who’s a senior V.P. at Noble Energy, who is my mentor coming out of school, we’re in a meeting of Natural Resources and reviewing our exploration program and it was very, very poor.

He said, “That’s good news.”  So why is that good news?  He said, “Well, we should at least be able to get the average.”  And if we could do that at Hess, it would be a marked improvement, so we get this company just to match its peers over these time periods.  And I think we can do better than that.  I think we can take it to the top quartile.

John Pike:  We have a couple of more questions making their way up.

Karl Kurz:  I might keep going a little bit.  One of the quick thing I keep thinking about is their strategy around their retail mystery assets, one of the things that we did at Anadarko was the creation of Western Gas Partners.  JPMorgan had a piece on that, basically, unlocked a $9 billion of market value and effectively a $40 billion market cap company.  Pretty huge success story.

I can’t sit there and tell you — just like Harvey and David have said, I can’t sit here and tell you that Hess needs to do an MLP, but I think it’s a question that should be asked at the board level.  Why don’t we think about that?  Why don’t we consider it?

Unidentified Nominee: It would help if you could read the question, John.

John Pike:  I didn’t know anyone had poor penmanship than me.  So, I mean, to mix and match, we have time for one question, but it’s going to be a compound question and a couple of things we can address.

Have any of you sat down with the proxy advisory services?  All of the nominees including Mark is not here.  And the team from Elliott met with ISS a couple of weeks ago.

The second one, I think, this might be quick.  How important is it to you maintain a strong balance sheet and maintain an investment grade rating?  I think that was asked for you to hit it, David?

David McManus:  I think that’s one that needs careful study and attention.  I had this question a couple of times before.  I think from my perspective, particularly, coming from an international background, I think an investment grade is really quite important.  Let me give you a rationale as to why that is.

All the times companies have got large decommissioning costs.  Currently, right now, I think Hess have engaged in about a $1 billion decommissioning episode in the U.K. and the North Sea as we speak.

And many times, unless you have an investment grade status, you have to put in letters of credit from banks, so if you’re below investment grade it’s costing you a lot of money and you’re putting these moneys aside 15, 20, 25 years before your decommissioning takes place.

So I have a vested interest and always had a vested interest in maintaining investment grade status because not only you can put a company guarantee in place when new investment grade status evolve.

So it’s never an easy question there, but I think there are things that need to be internally analyzed and you need to look at the whole cost equation as to whether keeping an investment grade is a really important parameter or not.  I can tell you there’s a lot of hidden cost if you fall below investment grade.

John Pike:  One more question.  Before we end, I want to make clear that the team from Elliott, more importantly, the nominees, we are excited to make ourselves available to you, to any shareholders, to answer any questions that you have, that you didn’t get ask if you do want to ask in this forum.  So we’re happy to make that happen if you reach out either to us or to our proxies, solicitors have a copy.  We look forward to continuing this dialogue.

So the last question is, how would you react if John and the other board members are not — to use your word, Karl, your phrase — unified in purpose?  Rodney, could you start?

Rodney Chase:  I’m not sure whether the question are meant today or if there is a decision made by shareholders to put in a dissident slate.  And if it goes back to the question of suppose the tensions inside that boardroom after a vote to elect these five nominees, if that’s what we found ourselves in and there was a frosty reception at the first board meeting, how would we feel about that?

I mean, I think it comes right back to the very fundamental issue of effecting change inside a boardroom.  It’s not an easy process.  It’s not going to take place in a matter of minutes or days or even weeks.  But I think that I and I’m satisfied that my colleagues on this platform really do understand how critical it is and we’ll put all our efforts into trying to make ourselves respectful in a learning frame of mind for sometime because what goes on inside a boardroom is not always the same as you may have predisposed that to be.  I think it’s about personal relationship skills.  It’s about creating a dialogue of mutual trust and respect.

And for myself, I would certainly look forward to entering that boardroom, try to put behind any tensions that may have been created through these strangeness of this proxy battle, which is understood.  People are in this market.  They understand that this is a slightly and a very unusual and a slightly strange process.

But once the result is decided by shareholders, there is only one position the directors to take.  We represent the interest of shareholders.  We’ve all been elected to ensure that the company works for the benefit of all shareholders and that requires unity of purpose.

And I think that for me and for my colleagues, you would see 100% commitment to trying to achieve that.

John Pike:  Excellent.  Okay.  This will be the last question.  What is your 100-day plan?  David, we’ll start with you.

David McManus:  Yes.  Elliott asked me the same question about three months ago.  And the first thing I said is we’re going to listen to what the board and the incumbent management have to say.  We’re going to ask some searching questions around the analysis they have done.

My observations are that a lot of the stuff they’re doing right now are quite reactionary.  I am not sure whether they are necessarily in a long-term interest with the shareholders.  So I think we want to understand the execution of the current program that they’re on and whether, for example, a large share buyback is actually in the best interest of the shareholders.  I think that’s an analysis that needs to be compared with the opportunity and to reinvest those moneys internally within the company.

So I think there’s a lot of questioning that we have to do in, certainly, the first month, maybe in the first two months.

And then I think that we have to come forward with a clear strategy, a continuum of change within the company.  And I would hope that we can demonstrate in that 100 days that we start to get some harmonization within the board.

Just to touch upon the last question, our unity of purpose here must be the gross shareholder return.  If there’s any doubt about that whether it’s the new slate or the old slate, and I think there will be some divisiveness within the board.  But if we’re all intent in growing the shareholder volume is here, unlocking the potential of the company, I’m sure we’ll all have different views and I’m sure we’ll all have different perspectives.

I don’t think we have all the right answers.  As I’ve said before, I think we have different perspectives on this table too as to what the right and wrong should be.  But I think it’s the question of making sure that we air those issues and get them properly debated, we arrive at a consensus and then we move forward.  And once we get a consensus, we get behind it and support the program.

Harvey Golub:  I would add something to that.  In my mind, there are two tracks that I think about in the early days of getting to know this company.  One deal is we’re getting to understand its strategy, its reporting systems, its personnel systems, its compensation systems, its organization, its execution capabilities, the things that it views as positives and negatives.  It’s learning about the company and how it operates.

The other track, I think, has to do with the major decisions that are on the table that will be made or can be made or likely to be made in the short-term, including the execution of the already announced decisions to come to my own point of view about whether the decisions that have already been reached, that are significant to be executed in the short-term are the right ones or whether they should be changed.

So there’s one track that’s very much a learning kind of track and there’s another track that, I think, has to be involved with reviewing particular short-term actions that are likely to have significant strategic or financial effect on the company.  And I would want to pursue both.  I don’t know if 100 days is the right number but in the short-term certainly.

John Pike:  Great.  Well, as I said, we at Elliott and the shareholder nominees are always available to answer questions, speak about our views, speak about their views.  And we look forward to continuing a dialogue with you in the coming weeks.  Thank you very much.

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) on April 3, 2013.  Stockholders are advised to read the definitive proxy statement, and other materials filed with the SEC, because they contain important information concerning Elliott’s solicitation of proxies for the 2013 Hess Annual Meeting of Stockholders, including information concerning the participants in that solicitation.  These materials are available for no charge at the SEC’s website at www.sec.gov or by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott Management:

Elliott’s two funds, Elliott Associates, L.P. and, Elliott International, L.P., together have more than $21 billion of assets under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.